Report of Independent Auditors

To the Shareholders and
Board of Trustees of
Goldman Sachs Trust

In planning and performing our audits of the financial statements of Goldman Sachs Short Duration Tax-Free Fund, Goldman Sachs Municipal Income Fund, Goldman Sachs High Yield Municipal Income Fund, Goldman Sachs Enhanced Income Fund, Goldman Sachs Adjustable Rate Government Fund, Goldman Sachs
Short Duration Government Fund, Goldman Sachs Government Income Fund, Goldman Sachs Core Fixed Income Fund, Goldman Sachs Global Income Fund and Goldman Sachs High Yield Fund (ten of the funds comprising the Goldman
Sachs Trust)  (collectively,  the Funds) for the period  ended  October  31,
2000,  we  considered  their  internal  control,   including  control
activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control. Generally, internal controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation, that we consider to be material weaknesses as defined above at October 31, 2000.

This report is intended solely for the information and use of the Board of Trustees and management of Goldman Sachs Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



                                   ERNST & YOUNG LLP

December 11, 2000